LICENSE AGREEMENT  50541-WBLT

     WARNER BROS. CONSUMER PRODUCTS (UK) LIMITED ("LICENSOR") whose address is 135 Wardour Street, London, W1V 4AP, England and INNOVO GROUP INC TRADING AS NASCO INTERNATIONAL LTD. ("Licensee") whose address is 27 North Main Street, Springfield, Tennessee, 37172, USA agree as follows:

     As of the Effective Date (as defined below) and subject to the Standard Terms and Conditions attached hereto, all of which are incorporated herein by this reference and made a part hereof, Licensor grants to Licensee a non-exclusive license to utilize the Licensed Material solely upon or in connection with the manufacture, distribution, and sale of the Articles throughout the Territory, as defined and specified as follows:

     Licensed Material: The representations, names, logos, movements, personalities, artwork, photographs and other material in connection with the following "LOONEY TUNES" cartoon characters:
BUGS BUNNY, SYLVESTER, TWEETY, SPEEDY GONZALES, PORKY PIG, ELMER FUDD, DAFFY DUCK, YOSEMITE SAM, FOGHORN LEGHORN, ROAD RUNNER, WILE
E. COYOTE, MARVIN the MARTIAN and TASMANIAN DEVIL only.

     Licensee acknowledges that the rights granted herein are limited only to the cartoon characters set forth above and that any and all rights in, to or associated with the theatrical motion picture tentatively entitled "Space Jam", as well as with any sequels thereto, are specifically excluded herefrom.

     Further, Licensee specifically understands and agrees that no rights are granted herein with respect to the Warner Bros. "LOONEY TUNE LOVABLES AND/OR BABY LOONEY TUNES", infant property, it being understood that all rights in and to said property are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third party(s) of its choice.

     Articles(s):
Article 1-Backpack, ref. MBP 101  Article 2-Backpack, ref. MBP 111
Article 3-Backpack, ref. BNP 171  Article 4-Backpack, ref. BP 121
Article 5-Backpack, ref. BPN 271  Article 6-Backpack, ref. RSN 171
Article 7-Backpack, ref. BPN 161  Article 8-Backpack, ref. BBP 191
Article 9-Backpack, ref. FLBP 1   Article 10-Backpack, ref. FLBPP 9S1
Article 11-Sports bag, ref. TBN 231 Article 12-Sports bag, ref. CBN 271
Article 13-Sports bag, ref. CBN 301 Article 14-Waist pack, ref. FPN 14S1
Article 15-Waist pack, ref. FPN 14E1 Article 16- Duffle bag, ref. BOD 1
Article 17- Wallets, to be used as a premium item only and not for sale separately.

     Territory:
     Territory 1- Austria, Belgium, Cyprus, Denmark, Eire, Finland, Germany, Greece, Iceland, Israel, Italy, Lebanon, Norway, Portugal, Spain, Sweden, The Netherlands and United Kingdom of Great Britain & Northern Ireland.
     Territory 2- France and Switzerland.

     Distribution: Sports stores and sports departments within department stores only, in accordance with Special Stipulation (a) herebelow.

     Term:  31st May 1996 to 28th February 1998

     Effective Date: The date of full execution of this Agreement, provided that Licensee has not, within seven (7) days of such execution date, received notice from Licensor that the owner of the Trademarks which relate to all or any part of the Licensed Material shall not enter into a Trademark License.

     Royalty Rate:
     For Articles 1 to 16- thirteen and one half percent (13.5%)
FOB or the following Minimum per Article Royalties
       Article 1-US $0.40       Article 2-US $0.54
       Article 3-US $0.57       Article 4-US $0.81
       Article 5-US $0.98       Article 6-US $1.12
       Article 7-US $1.15       Article 8-US $1.17
       Article 9-US $1.31       Article 10-US $1.40
       Article 11-US $0.95      Article 12-US $1.62
       Article 13-US $1.76      Article 14-US $0.31
       Article 15-US $0.45      Article 16-US $1.19
     - For Article 17- thirteen and one half percent (13.5%) on purchase price.

     Guaranteed Consideration: US $100,000 payable to US $25,000 on execution hereof and US $25,000 on or before 31st July 1996: US $25,000 on or before 31st July 1997 and US $25,000 on or before 30th November 1997.

     Marketing Date:
     For Territory 1- August 1996
     For Territory 2- from 1st January 1997

     1st statement due on:  30th October 1996

     Promotion Commitment: Three percent (3%) of the updated projected sales as communicated by Licensee to Licensor in writing.

     Trademark/Copyright notice: LOONEY TUNES names, characters and all related indicia are trademarks of Warner Bros. a Division of Time Warner Entertainment Company, L.P.

     Samples:  Fifteen (15) of each Article.

     Insurance:  500,000

Special Stipulations

(a) Distribution: Licensee shall submit its choice of distributor to Licensor for Licensor's prior written approval.


(b) Business Development: Licensee's Sales Manager agrees to travel to the Territory and visit Licensor's offices on a monthly basis to contribute to business development.

(c) Public Relations: All communications by Licensee in relation to this Agreement and the Licensed Material in general for public release must be approved in writing by Licensor prior to release.

     By signing below, Licensee affirms that it is in agreement with the foregoing and that it has read and understands and agrees to be bound by the Standard Terms and Conditions attached hereto and forming part hereof. Licensee further agrees that this Agreement shall also serve as an invoice to Licensee with respect to the amount payable as set forth above and Licensee agrees to pay such amounts pay such amounts to Licensor as specified above.

     Important additional terms of this Agreement are printed on the attached pages entitled "Standard Terms and Conditions".
Please read carefully.

     This agreement shall be of no force and effect unless and until signed by all parties hereto as specified below.

AGREED AND ACCEPTED:             AGREED AND ACCEPTED:

LICENSEE                         LICENSOR

INNOVO GROUP INC. TRADING AS     WARNER BROS. CONSUMER PRODUCTS
NASCO INTERNATIONAL LTD.         (UK) LIMITED

By:/s/ Joseph T. Assad           By:/s/ Karin Visser

Title:Vice President             By:Manager, Legal Affairs

Date:June 14, 1996               Date:June 25, 1996

                 CONSENT FOR MANUFACTURING SUB-LICENSE

Dear Sir:

     Reference is made to the basic Agreement of even date herewith between WARNER BROS. CONSUMER PRODUCTS (UK) LIMITED ("Licensee") and INNOVO GROUP INC. TRADING AS NASCO INTERNATIONAL LTD. ("Licensee) expiring on 31st December 1997. Licensor hereby consents to the manufacture of the "Articles" listed below by the manufacturer named below for the account of Licensee, upon the following conditions to which Licensee agrees: (1) that the said manufacturer sign and endorse the Agreement hereto appended; and
(2) that said manufacturer shall fully comply in all respects with that signed Agreement. Failure of either of said conditions shall entitle Licensor to terminate this Agreement forthwith and require that that portion of all copies and moulds or other devices used to manufacture the "Articles" in the possession of Licensees or the named manufacturer be immediately delivered to Licensor or be destroyed to the satisfaction of Licensor. No Royalties are payable to Licensor for the manufacture of the said Articles, but Royalties are payable to Licensor on authorized sales by Licensee thereof if and when such sales are made.

Manufacturer Name & Address:
High Performance
3/F Suite M
Kaiser Estate Phase III
11 Hok Yuen Street
Hunghom
Kowloon
Hong Kong

Articles:
Articles 1 to 17 inclusive.

Territory of Manufacture:
Hong Kong

LICENSEE:                        LICENSOR:
INNOVO GROUP INC. TRADING AS     WARNER BROS. CONSUMER PRODUCTS
NASCO INTERNATIONAL LTD.         (UK) LIMITED

BY:/s/ Joseph T. Assad           By:/s/ Karin Visser
Dated:June 14, 1996              Dated:June 25, 1996

                     STANDARD TERMS AND CONDITIONS

1.   RIGHTS GRANTED TO LICENSEE

     (a) During the Term and any extension thereof, Licensor grants to Licensee the non-exclusive right in the Territory to use, and reproduce the Licensed Material only on and in connection with the manufacture, advertising, distribution and sale of the Articles. Licensee specifically understands and agrees that no rights are granted herein in respect of the Warner Bros. WB Shield Device or any other trademarks, logos, copyrights, tradenames or other rights of Licensor or any parent, subsidiary or affiliate of Licensor other than expressly set forth herein.

     (b) Licensor further grants to Licensee the non-exclusive right to reproduce, with Licensor's prior written approval, the Licensed Material only within the Territory and the European Union ("EU") on containers, packaging, display material and in advertising for the Articles, subject to the provisions of this Agreement. It is specifically understood that no television, radio and/or theatrical commercials may be utilized under this Agreement without Licensor's prior written approval.

     (c) Licensee shall be free to sell Articles to Licensor or to any subsidiary of Licensor's, subject to the payment to Licensor of Royalties on such sales. Licensee agrees that sales of Articles to Licensor shall be at one cost, or at a reduced price or at the best price available to the trade.

     (d) Licensee and its customers shall be free to sell the Articles at such prices as Licensee or its customers shall determine. However, Licensee agrees that any proposed sales of Articles at a liquidation price cannot occur without Licensee first offering Licensor the opportunity to said Articles.

     (e) The Licensee acknowledges that there are subsisting intellectual property rights parallel to those licensed to the Licensee hereunder which are either licensed to another licensee of the Licensor or exploited by the Licensor itself, throughout the EU and accordingly the Licensee shall not, in any part of the EU outside the Territory pursue an active policy of selling or marketing Articles, or engage in advertising of the Articles, the name Warner Bros. or the WB Shield Device (or any other trademarks, logos, copyrights, tradenames or other rights of Licensor or any parent, subsidiary or affiliate of Licensor) or the Licensed Material, other than expressly set forth herein, including but without prejudice to the generality of the foregoing, soliciting orders for Articles from customers, establishing any branch or maintaining any distribution depot of Articles.

     (f) Notwithstanding anything in this Agreement to the contrary, the Licensee may (upon giving prior written notice to Licensor) sell Articles pursuant to an unsolicited order which does not involve or result from a breach by Licensee of the provisions of Subparagraph (e) above to:

     (i) a customer located in another member state of the EU; or

     (ii) a customer located in a country outside the EU if the Articles which are the subject of such sale are destined for ultimate delivery in the Territory or in the EU.

2.   CONSIDERATION

(a) Licensee agrees to pay the Guaranteed Consideration as set forth above to Licensor, which shall be on account of Royalties to accrue during the Term only and only with respect to sales in the Territory. However, if any part of the Guaranteed Consideration as specified hereinabove applies to any period less than the Term, such part shall be on account of during such lesser period only.
No part of Guaranteed Consideration shall be repayable to Licensee for that period.

(b) Royalties accruing from any sales of Articles during an extension of the Term or after the expiration or termination of the Agreement as provided in Paragraph 16, shall not be offset against the Guaranteed Consideration unless otherwise agreed in writing.

(c)  Royalty Payments:

(i)  Licensee shall pay to Licensor a sum equal to the   Royalty
Rate as set forth above of all Net Invoiced         Billings (as
defined below) by Licensee of the Articles covered by this Agreement. Royalties shall be payable concurrently with the statements required in Paragraph 10 hereof, except to the extent offset by Guaranteed Consideration theretofore remitted. The credit shall be taken in the Accounting Period in which the refund is given or credit memo issued. Unused credits may be carried forward, but in no event shall Licensee be entitled to a refund of Royalties.

(ii) The term "Net Invoiced Billings" shall mean all monies billed or billable by Licensee, or its sub-licensee, if any, from the exercise of its rights to distribute and sell Articles in the Territory or in the EU before any allowances or discounts, which have been deducted from the normal selling price, inclusive of interest, monetary correction, and any other payment charges whatsoever, less the following items only:

(A) any sales, excise or value added taxes, which are separately stated, and which are required to be collected from customers as part of Net Invoiced Billings, and which are payable to taxing authorities, and

(B)  actual defective returns.

(iii) It is specifically understood and agreed that no deduction may be made for any actual returns (except for defective returns), or any reserves therefor, any bad debts, or any reserves therefor, any manufacturing costs, importing costs, selling costs, advertising costs, any real estate taxes, business license taxes, net income taxes, franchise taxes, or any other taxes not billed as part of Net Invoice Billings. It is also understood, and agreed that all sums billed in respect of Articles lost and/or unaccounted for shall also be included in Net Invoiced Billings. The sums, which Licensor is paid as Royalties on any sales to Affiliated Customers of Licensee (as defined below), shall be no less than the sums paid as Royalties on sales to unaffiliated customers. For purposes of this agreement, Affiliated Customers of Licensee shall mean any entity which owns or controls, is owned or controlled by, is under common ownership or control with, licensee, including but not limited to parent companies, subsidiary companies, sister companies, partnerships, and joint ventures of Licensee. The word "control" (including "controlled by" and "controls"), as used in the preceding sentence shall be deemed to mean possession, directly or indirectly, of the power to command the course of management, policy making and business activity of the entity or of the Licensee, as the case may be, regardless of equity, debt, or voting securities position.

(iv) Royalties payable for each Article sold shall not be less than the Minimum Per Article Royalty (if specified). No royalties are payable on the mere manufacture of Articles to the extent all manufactured Articles are accounted for as required herein.

3.  APPROVALS

(A) (i) Licensee shall submit to Licensor for its prior review and written approval all preliminary and proposed final artwork and three-dimensional models which are to appear on or in the Article and Licensee's proposed use of such materials in preparing a pre-production sample. Licensee shall submit such material as early as possible, and in any case at least twenty (20) business days prior to commercial production of any Article. Thereafter, Licensee shall submit to Licensor for its written approval a pre-production sample of each Article.

(ii) All containers, packaging, display material, hangtags, promotional material, catalogues and advertising for Articles which utilize or incorporate the Licensed Material must be submitted to Licensor and receive its written approval before use. Licensor's approval thereof should be procured when same is still in rough or storyboard format. Licensor shall endeavor to respond to requests for approval without undue delay. Approval shall lie in Licensor's sole discretion, and the use of containers, packaging, display material, promotional material, catalogues or advertising not approved by Licensor in writing is strictly prohibited. Whenever Licensee shall prepare catalogue sheets or other printed matter containing illustrations of Articles, it will furnish to Licensor five (5) copies of same.


(iii) Before shipping an Article to any customer, Licensee shall furnish to Licensor, for its approval of all aspects of the Article in question, from the first production run of each supplier or manufacturer of each of the Articles, the number of samples, with packaging, which is hereinabove set forth. Such samples shall conform to the approved artwork, three-dimensional models and pre-production sample previously approved by Licensor hereunder.

(iv) Approval or disapproval of the artwork utilizing or incorporating Licensed Material as it appears on the Article, as well as of the quality of the Article, shall lie in Licensor's sole discretion. If any Article or item not approved hereunder by Licensor in writing is being sold, distributed, published or otherwise used, Licensor may at its sole election require, together with other remedies available to it including but not limited to immediate termination of this Agreement by written notice, such Article or item to immediately withdrawn from the market, or from distribution, publication or other dissemination by Licensee, and Licensee agrees to so withdraw such Article or item within the period so stated by Licensor. Articles and items so withdrawn shall be immediately destroyed and such destruction shall be attested to in a certificate signed by an independent third party, firm, or agency approved by Licensor and delivered forthwith to Licensor. Any Article not approved, as provided in the previous sentence, shall not be sold and shall be immediately destroyed. Such destruction shall be attested to by an independent third party, firm or agency approved by Licensor and delivered forthwith to Licensor.

(v) Any modification of an Article, including but not limited to, change of materials, color, design or size of the representation of Licensed Material, must be submitted in advance for Licensor's prior written approval as if it were a new Article. approval of an Article which uses particular artwork does not constitute approval of such artwork for use with a different Article. The fact that artwork has been taken from a publication or article previously approved by Licensor does not mean that its use will be approved in connection with an Article licensed hereunder. Licensor shall endeavor to respond to requests for approval within a reasonable time, but Licensee shall seek such approvals as early as possible in case of delays. Licensor's failure to respond shall be deemed disapproval.

(b) (i) If Licensee submits for approval artwork from an article or book manufactured or published by another licensee of Licensor or of any subsidiary of Licensor, Licensee must advise Licensor in writing of the source of such artwork. It is specifically understood that Licensee may not, in certain cases, be permitted to utilize any previously published artwork or artwork not specifically provided by Licensor, it being understood by Licensee that any and all uses of artwork featuring the Licensed Material shall be entirely subject to Licensor's approval as provided herein.

(ii) If Licensee fails to advise Licensor as required in (i) above, any approval which Licensor may give for use by Licensee of such artwork may be withdrawn at any time by giving Licensee written notice thereof, and upon receipt of such written notice Licensee shall be prohibited by Licensor from selling any Articles using such artwork.

(iii) If Licensor has supplied Licensee with forms for use in applying for approval of artwork, models, pre-production and production samples of Articles , Licensee shall use such forms when submitting anything for licensor's approval as provided for hereunder.

(c)  Licensee shall make available to Licensor at no charge three
(3) additional samples from each production run of each supplier or manufacturer of each of the Articles for the purpose of comparison with samples from the first production run of each supplier or manufacturer of each of the Articles, to maintain consistent quality.

(d) Licensee shall permit Licensor, upon reasonable request, to inspect Licensee's manufacturing operations (and those of its suppliers) for the Articles.

(e) It is specifically understood that Licensor may in its sole discretion interalia disapprove an Article or a production run of an Article because the quality is unacceptable to Licensor. Accordingly, Licensor recommends that Licensee submit production samples to it for approval before committing to any original production run or any purchase of a shipment from a new supplier.

(f) No modification of an approved production sample shall be made without Licensor's prior written approval. Articles being sold must conform in all respects to the approved production sample. It is understood that if in Licensor's reasonable judgement the quality of an Article originally approved has deteriorated in later production runs, or if the Article has otherwise been altered, Licensor may, in addition to other remedies available to it, require by written notice such Article to immediately withdrawn from the market, and Licensee agrees to withdraw such Article within the period so stated by Licensor. Articles so withdrawn shall be immediately destroyed, and such destruction shall be attested to in a certificate signed by a independent third party, firm or agency approved by Licensor and delivered forthwith to Licensor.

(g) The rights granted hereunder do not permit the sale of "seconds" or "irregulars." All Articles not meeting the standard of approval shall be destroyed, pursuant to Subparagraph (f) above, unless otherwise directed by Licensor.

4.  SPECIFIC UNDERTAKINGS OF LICENSEE

During the Term and any renewal period and thereafter, Licensee warrants, represents, and agrees that:

(a) It shall not sell Articles for use as premiums (including those in purchase-with-purchase promotions), promotions, giveaways, fund raisers or entries in sweepstakes or to customers for resale only by direct mail or other resale through direct marketing methods. However, nothing contained herein shall preclude Licensee from soliciting orders by mail from wholesalers or retail outlets, nor from selling to retailers who include the Articles in their mail order catalogues or otherwise sell the Articles by direct marketing methods as well as at retail.

(b) It shall obtain all necessary approvals and bear all expenses from any third party(s) in connection with any print and/or broadcast advertising Licensor authorizes. Licensee shall submit all proposed advertising materials and concepts to Licensor as set forth in Paragraph 3 and Licensor's approval of copy or storyboards for such advertising will not constitute a representation or belief by any code, standard, or other obligation imposed by any third party(s). No media commercials incorporation any character voices may be utilized under this Agreement without Licensor's specific prior written approval.

(c) It shall cause Licensee's name, trade name (or trademark of Licensee's which it has advised Licensor in writing that it is using) and its address and the country of manufacture of the Article to appear on the permanently affixed labeling on each Article and, if the Article is sold to the public in packaging or a container, printed on such packaging or container so that the public can identify the supplier of the Article. On soft goods "permanently affixed" shall mean sewn on.

(d) It shall advise Licensor in writing of all trade names or trademarks it is using on or in connection with Articles being sold under this Agreement if such names or marks differ from its corporate name as indicated herein.

(e) It shall ensure that each Article distributed hereunder shall be of high quality and shall comply with all applicable laws, regulations and established industry standards of the country of origin and the country of destination and conform to the sample thereof approved by Licensor.

(f) It shall not associate other characters or other properties with the Licensed Material, either on the Articles or in their packaging, on advertising, promotional or display materials without Licensor's prior written permission.

(g) It shall manufacture (or have manufactured for it) and offer for sale all of the Articles and exercise the rights granted herein. Licensee agrees that not later than by the Marketing Date applicable to a particular Article, shipments to customers of Articles in quantities sufficient to meet reasonably and anticipated demand will have taken place and that Articles shall be available for purchase and prompt delivery to customers. Any Article as to which such sales have not taken place or which are not then available for purchase and prompt delivery may be recaptured from the scope of this Agreement without obligation to Licensee, other than to provide it with written notice thereof. Licensee further agrees to use its best endeavors to promote sales of Articles.

(h) It shall carry out the Promotion Commitment, if applicable, which shall be defined as the sum set forth above which Licensee shall budget and expend on advertising of the Articles in the Territory. Accordingly, within sixty (60) days following the end of each year of the Term, Licensee shall submit to Licensor a statement which shall include total Net Invoiced Billings, total sums expended on advertising the Articles, together with the resulting percentage. In the event Licensee fails to expend in full the sum specified herein within the required time period, upon submission of the statement required in Paragraph 10, Licensee shall pay to Licensor an amount equal to such shortfall.

(i) Its parent or any subsidiary or affiliate of it shall not register or attempt to register, in any country, copyrights, or to register as a trademark, service mark, design patent or industrial design any of the Licensed Material or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by Licensor or any subsidiary of Licensor's. In the event of a breach of the foregoing, Licensee agrees, at its expense and at Licensor's request, to immediately terminate the unauthorized registration activity and to promptly execute and deliver or cause to be delivered to Licensor such assignments and other documents as it may require to transfer to it all rights to the registrations, patents or applications involved.

(j) It shall not use wither the Licensed Material or any other material, the copyright or trademark to which is owned or controlled by Licensor, in any way other than as herein authorized (or as authorized in such other written contract signed by both Licensee and Licensor in effect). In addition to any other remedy Licensor may have, Licensee agrees that the total revenues to licensee from any use of such material on products other than the Articles (unless authorized by Licensor in writing), and total revenues to Licensee from the use of any other copyright or registered material of Licensor's without written authorization, shall be payable to Licensor.

(k) It shall give Licensor prompt written notice of any unlicensed use by third parties of Licensed Material or material which infringes any rights in the Licensed Material due to its similarity thereto, and Licensee shall not bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to Licensed Material or violation of any rights granted herein. Licensee shall cooperate and, if Licensor deems appropriate, be named by Licensor as a sole plaintiff or co-plaintiff in any action against an infringer of Licensor's or Licensee's rights hereunder, provided it gives Licensee prior written notice of such actions and bears the expense thereof. Any and all settlements, penalties, damages, and recoveries arising from or in connection with such action shall be the sole property of Licensor.

(l) It shall not use any Licensed Material on any business sign, business cards, stationery or forms (except as licensed herein) or use any Licensed Material as the name of its business or any division thereof.

5.  RIGHTS RESERVED BY LICENSOR

(a) Licensor reserves all rights not expressly conveyed to Licensee hereunder. Notwithstanding anything to the contrary in this Agreement, licensee hereby acknowledges that the rights granted hereunder are subject to the rights of Licensor, and the owner of the Licensed Material, to use or license without limitation throughout the world any third party(s) of its choice for the manufacture, distribution, advertising and sale of products similar or identical to those set forth above for sale through any catalogue(s) produced or distributed by or on Licensor's behalf, or for sale or distribution in any motion picture theaters, or for sale or distribution on any retail stores (or portion thereof) operated by Licensor or on Licensor's behalf.

(b) Licensor reserves the right to withdraw any Licensed Material or Articles, the use or sale of which under this Agreement would infringe or reasonable be claimed to infringe the rights, other than rights granted by Licensor, of a third party(s). In such case Licensor's obligations to Licensee shall be limited to the purchase, at cost without overhead, of Articles and other materials utilizing such withdrawn Licensed Material which cannot be sold or used.

6.  ARTWORK

Should Licensee wish to use Licensor's services in developing artwork for the creation of Articles, display packaging or promotional material, (including any artwork which, in Licensor's opinion, is necessary to modify artwork initially prepared by Licensee and submitted to Licensor for approval) Licensee shall pay Licensor, within thirty (30) days following the date of Licensor's invoice therefor the amounts due, based upon Licensor's prevailing commercial art rates, including any delivery charges incurred by Licensor in connection therewith. Estimates of artwork charges are available upon request. Licensee acknowledges, that in certain cases it may be required by Licensor to utilize artwork or renditions of the Licensed Material as specifically provided by Licensor and Licensee agrees to so utilize such renditions. In those instances where Licensee is unable or unwilling to use such renditions, and if Licensor approves in writing, Licensee may create or procure the creation of artwork to be submitted for approval as required herein. Nonetheless, in those instances where Licensee is not obligated to utilize Licensor's services, Licensee is encouraged to do so in order to minimize delays which may occur if outside artists do renditions of Licensed Material which Licensor does not approve and to maximize the attractiveness of the Articles.

7.  LICENSOR'S OWNERSHIP OF ALL RIGHTS IN LICENSED MATERIAL

Licensee acknowledges that, as between Licensee and Licensor, the Licensed Material and all copyrights and other proprietary rights in and to the Licensed Material are exclusively owned, reserved and/or controlled by Licensor. Licensee further agrees and acknowledges that all rights in and to any and all artwork created (including if created in whole or in part by Licensee) and authorized for use hereunder by Licensor in connection with the Articles or otherwise which utilizes or incorporates any of the Licensed Material shall, as between Licensee and Licensor, be owned, reserved, and/or controlled in its entirety exclusively by Licensor, who shall be the author at law and copyright proprietor thereof. Licensor reserves itself or its designees all rights to use any and all artwork created, utilized and or approved hereunder without limitation in the Territory or the EU, or otherwise during or after the Term. At the request of Licensor, Licensee shall execute such form of assignment to Licensor of the copyright in any amendments to or derivative works based in whole or in part upon the Licensed Material and all other proprietary rights in and to the Licensed Material as Licensor may reasonable request.

8.  LEGAL NOTICES

As a condition to the grant of rights hereunder, each Article and any other matter containing Licensed Material shall bear one or more properly located legal notice in the form as set forth above or prescribed by Licensor. Licensee will comply with such instructions as to form, location and content of the notice as Licensor may give from time to time. Licensee will not affix to any Article or any other matter containing Licensed Material al legal notice in any other name. If by inadvertence a proper legal notice in Licensor's name is omitted from any Article or other matter containing Licensed Material, Licensee agrees, at its expense, to immediately use all possible efforts to correct the omission on all such Articles or other matter in process of manufacture or in distribution. Licensee agrees to advise Licensor promptly and in writing of the steps being taken to correct any such omission and to cooperate fully with Licensor in making the corrections on all existing Articles which can be located.

9.  GOODWILL

Licensee recognizes and acknowledges the great value of the publicity and goodwill associated with Licensed Material and in such connection, it acknowledges that such goodwill exclusively belongs to Licensor and that the Licensed Material has acquired a secondary meaning in the mind of the purchasing public. Licensee further recognizes and acknowledges that a breach by it of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable harm, which cannot be readily remedied in damages in an action at law, and will, in addition thereto, constitute an infringement of Licensor's rights in and to the Licensed Materials, thereby entitling Licensor to injunctive relief and other equitable remedies, costs and reasonable attorney's fees.

10.  STATEMENTS, PAYMENTS AND AUDITS

(a) Within thirty (30) days following the end of each calendar quarter during the Term ("Accounting Period"), Licensee shall submit to Licensor:

(i)  With respect to cumulative New Invoiced Billings, a "Royalty
Statement" which shall include, at a minimum, the information listed on the format to be provided by Licensor upon execution of this Agreement.

(ii) A "Statement of Account" which shall include, at a minimum, the information listed on the format to be provided by Licensor upon execution of this Agreement.

(iii) With respect to Articles manufactured, sold and defective sales returns, an "Inventory Movement Report' which shall include, at a minimum, the information listed on the format to be provided by Licensor upon execution of this Agreement.

(iv) With respect to sales of Articles by Licensee to customers in more than one country, as comprises the Territory, such formats as specified above shall be prepared and submitted on a country-by-country basis, as well in a summary format.

(v) Licensor will provide the formats for the above-referenced reports and reserves the right to review and amend the minimum requirements referred to above, from time to time, and in such amended version in accordance herewith.

(b) Licensee shall provide Licensor at the beginning of the Term and thereafter within seven (7) days of the close of each financial quarter ("Quarterly Accounting Period") with a completed revenue forecast projected forward to a date twelve (12) months from the beginning of said quarter ("the Forecast"). The Forecast shall be completed by Licensee in a format which Licensor shall provide. Licensor reserves the right to review and amend the format of the Forecast from time to time and in such event Licensee shall duly complete and return to Licensor any such amended version in accordance herewith.

(c) Within thirty (30) days following the end of each year during the Term, Licensee shall conduct at its own expense a physical inventory of all Articles in Licensee's possession or control and submit to Licensor a written statement detailing the results of such physical inventory.

(d) Licensee shall utilize best efforts to comply on a timely basis with all reasonable requests of Licensor for supplementary accounting information and reports in addition to the statements specifically required by this Agreement.

(e) (i) Within thirty (30) days following the end of each Accounting Period, Licensee shall pay Licensor in the national currency of the country of the Territory where remittances are required the amount shown to be due to Licensor. Licensee further agrees to pay any amounts due to Licensor as required by the Trademark License simultaneously with the payment of amounts due hereunder, as if said amounts were stated herein, and to incorporate same in any and all statements and/or reports as are required herein. All sums due Licensor shall be deposited in a bank account to be designated by Licensor. In the event Licensee has amounts due Licensor in currencies other than the national currency of the country of the Territory, where remittances are required, then Licensee shall convert said amounts into the national currency of the country of the Territory where remittances are required based upon the exchange rate published by the national bank(s) in the country of the Territory, and Licensee shall furnish Licensor with external evidence with respect to the authenticity of the exchange rate used, such as a bank statement. Exchange rates in respect of each Accounting Period shall be determined as of the 30th day of the applicable month, or if such 30th day shall fall on a non-business day then as of the first business day following said 30th day.

(ii) In the event Licensee cannot, because of laws and restrictions make remittances to the country of the Territory where remittances are required, as hereinabove provided, upon submission to Licensor designates or to have the Royalties due deposited in licensee's interest bearing account or in a joint trust account with resulting interest, and the Royalties paid in Licensee's national currency to Licensor on the date remittance restrictions terminate. However, in no event shall remittance restrictions in a particular country as comprises the Territory relieve the Licensee of the obligation of reporting and remitting Royalties as required hereunder.

(iii) In the event amounts payable to Licensor are not remitted in full within the requested thirty (30) days following the end of an Accounting Period, and Licensee has not provided evidence to Licensor that because of laws and restrictions in a country or countries of the Territory, amounts payable could not be remitted, then Licensee shall pay to Licensor as liquidated damages and not as a penalty an amount equal to five percent (5%) per month, without any deductions for tax or other purposes, on the outstanding balance. Interest will become due on the first day the payment is not made beyond the said thirty (30) days as aforesaid, and an additional month will be deemed to have passed for the purposes hereof on the first day of each subsequent month until the delinquent amount are paid.

(iv) In the event Licensor shall suffer any exchange losses arising from late payments, including those late payments arising as a result of understated amounts due discovered as a result of an audit, such losses shall be determined by deducting the monies which would have been received if the delinquent balance had been paid on the last due date at the exchange rate on that date, said exchange rate source to be designated and agreed upon by both parties, from the national currency actually received from such delinquent balances. Any resulting national currency shortfall will be paid in the national currency on the date that these delinquent balances are remitted. This exchange loss protection described above will also apply to all liquidated damages described above, and the last due date, for purposes of determining the exchange rate, shall be deemed to be the first day a payment becomes delinquent.
(v) If remittance restrictions shall remain in effect for six (6) months or more, Licensor shall have the right and option, exercisable by the service of a written notice to such effect upon Licensee, to terminate this Agreement. Licensee will use its best efforts at all times to obtain government approval for remittance of all sums due to Licensor at the earliest possible date.
Licensee is fully obligated to provide this best effort whether sums due to Licensor are

(A)  held by Licensee, or

(B)  have been deposited into a bank account in Licensor's name.

(f) Licensee shall keep true and accurate books and records of all transactions relating to the manufacture, distribution, and exploitation of Articles hereunder which shall include but not be limited to the following minimum requirements:

(i) inventory records showing the receipt, dispatch, return and balance of Articles stocked by Licensee.

(ii) billing records that are capable of being traced to the above inventory records.

(iii) an overall reconciliation showing the total number of Articles received and/or manufactured in connection with the exploitation of Licensee's rights hereunder and showing their actual disposition, i.e., whether with customers, damaged, destroyed, lost, or in stock.

(g) Licensor shall have the right from time to time during normal business hours at reasonable intervals to inspect, audit and make extracts of the books and records of Licensee insofar as said books and records relate to the manufacture, distribution, and exploitation of Articles licensed hereunder and, if applicable, as said books and records relate to the Promotion Commitment and such right of audit shall continue for a period of four (4) years following either expiry or termination of this Agreement. Should an inspection or audit carried out pursuant hereto reveal any shortfall, Licensee shall pay to Licensor an amount equal to such shortfall together with interest thereon from the respective dates that same should have been payable hereunder until the date of payment of such shortfall at a rate per annum equal to the maximum legal rate in such country of the Territory. Should an inspection or audit carried out pursuant hereto reveal a shortfall of more than one percent (1%) of the total amount due to Licensor for the periods reviewed, the costs of such audit or inspection shall be reimbursed by Licensee to Licensor within thirty (30) days of Licensor's invoice therefor. Licensor shall also have the right to inspect or audit, under the same terms described in this Paragraph, the books and records of any of Licensee's affiliated companies which charged expenses to Licensee including bills, invoices, and overhead charges.

(h) Each character or element of the Licensed Material hereunder shall constitute a separate unit for purposes of accounting statements and remittance to Licensor hereunder.

(i) Any income taxes, other taxes, and/or fees which local law requires to be levied against Licensor's royalties shall, in order to avoid any interest charges or other penalties, be advanced by Licensee on behalf of Licensor within the period of time required by such local law; provided that Licensee shall not make such advance if Licensor has advised Licensee in writing not to do so, and has taken appropriate legal action to contest the propriety of such taxes and/or fees and legally withheld payment, and in such event Licensor shall indemnify Licensee against any interest charges or other penalties with respect to such taxes. Any such taxes or fees which Licensee advances shall be deducted from the total amount of royalty otherwise payable to Licensor. In the event that new or revised law(s) establishing fees, taxes or other impositions are promulgated in the Territory, Licensee must notify Licensor immediately and in ample time to afford Licensor an opportunity to contest such impositions through the appropriate legal channels. Licensee shall file all necessary tax returns or other government documents on licensor's behalf, which agree required by local law, within the time period required by local law. The original receipt, and the computations for such taxes as may be deducted from the royalties must accompany the Statement of Account (referred to in Subparagraph (a) (ii) above) in the Accounting Period in which such tax deduction is made. If local law stipulates that the original tax receipt must be retained by the Licensee, a bonafide copy thereof must be attached to the Statement of Account.

11.  MANUFACTURE OF ARTICLES BY THIRD PARTY MANUFACTURES

(a) Prior to entering into this Agreement, Licensee shall advise Licensor in writing of the place of manufacture of the Articles.
If Licensee at any time desires to have Articles or components thereof containing Licensed Material manufactured by a third party, it must, as a condition to the continuation of this Agreement, notify Licensor of the name and address of such manufacturer and the Articles or components involved and obtain Licensor's prior
written permission to do so.   The granting of said permission, if
Licensor is prepared to grant the same, will be conditional upon:

(i)  In the case of Manufacture outside the Territory:

(1) Licensee's signing a consent agreement in a form to be provided by Licensor; and

(2) Licensee causing each such manufacturer and any submanufacturer to sign a consent agreement in a form to be provided by Licensor; and

(3)  Licensor's receipt of such agreements properly signed; and/or:

(ii)  In the case of Manufacture in the Territory:

(1) if Licensor so requests, Licensee causing each such manufacturer to sign a consent agreement in a form to be provided by Licensor; and

(2)  Licensor's receipt of such agreement properly signed.

(b) Notwithstanding the above subparagraph (a), Licensee acknowledges and agrees that in the event Licensor shall request
Licensee to have Articles or components thereof containing Licensed Material manufactured by Licensor's designee or source, Licensee shall comply with such requests.

(c) If Licensor requests an agreement from a third party manufacturer of Licensee, Licensee's purchase of Articles from a third party manufacturer without such an agreement as required hereunder being signed and delivered to Licensor shall be a violation of this Agreement. It is not Licensor's policy to reveal the names of its suppliers to third parties or to any division of Licensor's involved with buying products except as may be necessary to enforce its contract rights or protect its property rights.

(d) If any such manufacturer utilizes Licensed Material for any unauthorized purpose, Licensee shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of Licensee not having supplied the above-mentioned agreements to Licensor or not having given Licensor the name of any supplier, Licensor makes any representation or takes any action and is thereby subjected to any penalty or expense, Licensee will indemnify Licensor for any cost or loss Licensor sustains.

12.  LICENSOR'S WARRANTIES AND REPRESENTATIONS

Licensor warrants and represents to Licensee that:

(a) It has, and will have throughout the Term of this Agreement, the right to license the Licensed Material to Licensee in accordance with the terms and provisions of this Agreement; and

(b) The entering into of this Agreement by Licensor does not violate any agreement, rights or obligations existing between Licensor and any other person, firm or corporation.

13.  INDEMNITY

(a) During the Term, and continuing after expiration or termination of the Agreement, Licensee shall indemnify Licensor against all claims, liabilities (including settlements entered into in good faith) and expenses (including reasonable attorney's fees) arising out of Licensee's activities hereunder or out of any alleged defect (whether obvious or hidden) in an Article or arising from personal injury or any infringement of any rights of Licensor's or of any third party by the manufacture, sale, possession or use of Articles (or the advertising therefor) or their failure to comply with applicable laws. The parties indemnified hereunder shall include Licensor, its parent, affiliates, subsidiaries and their respective officers, directors, shareholders, employees and agents.

(b) Licensor shall indemnify Licensee against all claims, liabilities (including settlements entered into in good faith) arising out of any claim that Licensee's use of any representation of the Licensed Material provided by Licensor approved in accordance with the provisions of this Agreement infringes the copyright of any third party. Licensee shall not, however, be entitled to recover for consequential loss including without limitation or materials.

(c) Additionally, if by reason of any such claims specified in subparagraph (b) above, and which are sustained in a final judgement by a court of competent jurisdiction, Licensee is precluded from selling any stock of Articles or utilizing any materials in its possession or which come into its possession by reason of any required recall, Licensor shall be obligated to purchase such Articles and materials from Licensee at the out-of-pocket cost to Licensee, excluding overheads, but Licensor shall have no other responsibility or liability with respect to such Articles or materials.

(d) No warranty or indemnity is given with respect to any liability or expense arising from any claim that use of the Licensed Material on or in connection with the Articles hereunder or any packaging, advertising or promotional material infringes upon any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party other than rights acquired from Licensor. It is expressly agreed that it is Licensee's responsibility to carry out such investigations as it may deem appropriate to establish that Articles, packaging, promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Material therewith, do ont infringe such right of any third party, and Licensor shall not be liable to Licensee if such infringement occurs.

14.  INSURANCE

Licensee shall maintain in full force and effect at all times while this Agreement is in effect comprehensive general liability insurance, including product liability coverage with broad form vendor's endorsement, with combined single limits as set forth above and naming as additional insureds those indemnified herein. Licensee shall deliver to Licensor a certificate or certificates of insurance evidencing satisfactory coverage and indicating that Licensor shall receive notice of cancellation or of any material change in coverage at least thirty (30) days prior to the effective date thereof, and deleting any "other insurance" clause so that the coverage of said insurance shall be primary and not secondary.

15.  CREDIT AND SECURITY INTERESTS

(a) Licensee agrees to provide credit information and other documentation as Licensor may request including, but not limited to, fiscal year-end financial statements (profit and loss statement and balance sheet), and operating statements.

(b) Licensee agrees to provide Licensor at Licensor's request either a grant to Licensor of a lien and security interest in Licensee's inventory, contract rights and accounts receivable, and all proceeds thereof, and/or a letter of credit issued in favor of Licensor from a financial institution as approved by Licensor in an account and form approved by Licensor and/or such other form of security acceptable to Licensor. Licensee agrees to execute all documentation as Licensor may require in connection with perfecting such security interests.

16.  TERMINATION

(a) This Agreement shall terminate, without prejudice to the accrued rights and remedies of the parties, forthwith on termination, howsoever occurring, of the Trademark License which as used herein shall mean the license or trademark rights which relate to all or any part of the Licensed Material to be entered into between the Licensee and the owner of such rights.

(b) Without prejudice to any other right or remedy available to it and in addition to any other termination rights specified throughout this Agreement, Licensor shall have the right at any time to terminate this Agreement forthwith by giving Licensee written notice thereof:

(i) If Licensee defaults in the performance of any of its material obligations provided for in this Agreement and any such default is not corrected within ten (10) days after written notice to Licensee from Licensor thereof; or

(ii) If Licensee does not commence in good faith to manufacture, distribute and sell each Article throughout the Territory on or before the Marketing Date and thereafter fails to diligently and continuously manufacture, distribute and sell each of the Articles throughout the Territory. Such default, and Licensor's resultant right of termination shall apply only to the specific characters, elements and logos of the Licensed Material and/or the specific nation of which or wherein Licensee fails to meet said marketing requirements, and if any such failure is not corrected within ten
(10) days after written notice to Licensee from Licensor thereof.

(c) Licensor shall have the right at any time to terminate this Agreement by giving Licensee written notice thereof:

(i) if Licensee delivers to anyone without Licensor's written authorization merchandise containing representations of Licensed Material or other material, the copyright or other proprietary rights to which are owned or controlled by Licensor other than the Articles approved in accordance with the provisions hereof; or

(ii) if Licensee shall breach any other agreement in effect between Licensee on the on hand and Licensor or any other company in Time Warner Entertainment Company, L.P. group on the other; or

(iii) if Licensee shall make any assignment for the benefit of creditors or file a petition in bankruptcy or is adjudged bankrupt or becomes insolvent or generally unable to pay its debts as and when due or is placed in the hands of a receiver or if the equivalent of any such proceedings or acts occurs though known by some other name or term; or

(iv) if an order is made or effective resolution is passed for the winding up of Licensee (other than a voluntary winding up for the purpose of reconstruction or amalgamation or, as the case may be, the Licensee shall become bankrupt or if Licensee seeks to make any composition or arrangement with creditors or is unable to pay its debts within the meaning of Section 518 of the Companies Act of 1985 or any statutory modification or reenactment thereof; or if any administrator or receiver or administrative receiver or manager is appointed of the whole or any part of the assets of the Licensee or if any distress, execution or other process is levied on or enforced upon any property of the Licensee; or if an application for administration order in relation to the licensee is presented to the courts; or if anything analogous to or having substantially similar effect to any of the events specified above shall occur under the laws of the applicable jurisdiction; or

(vi) if Licensee undergoes a substantial change of management or ownership.

17.  RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION

(a) Upon the expiration or termination of this Agreement, all rights herein granted to Licensee shall immediately revert to Licensor. Licensor shall be entitled to retain all Royalties and other things of value paid or delivered to Licensor.

(b) Licensee agrees that from and after the expiration or termination of this Agreement Licensee shall neither manufacture nor have manufactured for it Articles, that Licensee shall destroy or deface any moulds, plates or other items used to reproduce Licensed Material and that, except as hereinafter provided, it shall cease selling Articles.

(c) If Licensee has any unsold Articles in inventory on the expiration or termination of this Agreement, Licensee shall provide Licensor with a full statement of the kinds and numbers of such unsold Articles. If such statement has been provided to Licensor and if Licensee has fully complied with the terms of this Agreement, including the payment of all Royalties due, Licensee shall have the right, for a period of sixty (60) days from such expiration or earlier termination date, to sell off and deliver such Articles ("Sell Off Period"). Licensee shall furnish to Licensor statements covering such sales and pay Licensor Royalties on such sales, where applicable. In no event, however, may Licensee distribute and sell during such period an amount of Articles sold during any consecutive sixty (60) day period during the Term. In the event this Agreement is terminated by Licensor for cause, Licensee shall be deemed to have forfeited its sell-off rights hereunder. Except as otherwise agreed by Licensor in writing, any inventory of Articles in Licensee's possession or control after the Sell-Off Period granted hereunder shall be destroyed forthwith. Such destruction shall be attested to in a certificate signed by an independent third party, firm, or agency approved by Licensor delivered forthwith to Licensor.

18.  WAIVERS

A waiver by either party at any time of a breach of any provision of this Agreement shall not apply to any other provision on this Agreement or imply that a breach of the same provision at any other time has been or will be waived.

19.  ASSIGNABILITY

(a) This Agreement does not provide for a joint venture between the parties. Licensee's rights as granted hereunder cannot be assigned, disposed of or transferred, voluntarily or involuntarily, to anyone else without Licensor's prior written consent. Without limiting the foregoing, a merger of Licensee's company into another company or the transfer of a controlling interest in Licensee's company shall be deemed a disposal of Licensee's rights hereunder which, to be effective hereunder, would require Licensor's written consent.

(b) Licensor shall have the right to assign this Agreement or any of its rights and obligations or interests hereunder to any subsidiary, affiliate, or successor in interest by merger or acquisition or otherwise, of Licensor or Time Warner Entertainment Company, L.P., or to any person or entity succeeding to substantially all of the assets of Licensor or Time Warner Entertainment Company, L.P. and such assignment shall not require the consent of Licensee.

20.  CONFIDENTIALITY

Licensee hereby agrees that, both during the term of this Agreement and after the expiration or termination hereof, it shall maintain in strict confidence all information, including but not limited to the Licensed Material, books of account, inventories, production and sales records, reports correspondence and any other materials relating to this Agreement, and shall not disclose such information to third parties without the prior written consent of Licensor.

21.  ETHICS

Licensee agrees that no part of the consideration paid pursuant to this Agreement shall be offered, paid or promised, directly or indirectly, to any government official, political party or official thereof, or any candidate for political office, for the purpose of influencing any act or decision of such person or party or inducing such person or party to use his or its influence to affect or influence any act or decision of any national, state or local government or instrumentality thereof. For the purposes of this paragraph, the term "governmental official" shall include any officer or employee of a national, state or local government, or any department, agency or instrumentality thereof, or any person acting in an official capacity of or on behalf of such government or department, agency or instrumentality.

22.  HEADINGS

Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

23.  NOTICES/HEADINGS

All notices which either party is required or may desire to serve upon the other party shall be in writing, addressed to the party to be served at the address set forth above and may be served personally or by depositing the same, postage prepaid, in the official mail of the country of deposit, or by facsimile, provided that a hard copy of the facsimile is sent by mail (in the manner described above) on the same day as the facsimile transmission. Such notice shall be deemed served upon personal delivery or upon the date of mailing, or, if sent by facsimile, on receipt by the addressee.

24.  FORCE MAJEURE

The parties shall be excused from performance under this Agreement while and to the extent they are unable to perform by reason of war, fire, storm, flood, earthquake, explosion, rebellion, labor dispute, insurrection, action of the elements, or other acts of God. It is understood, however, that excuse from performance does not toll the Term of this Agreement. It is further understood that Licensor's inability to perform for any of the above enumerated causes shall not excuse Licensee's obligation to pay Licensor the Guaranteed Consideration. Additionally, if the circumstance of a force majeure continues for a period of six months or longer, then either party shall have the right to terminate this Agreement forthwith on written notice to the other party.

25.  CONSTRUCTION

This Agreement shall be enforced, construed and interpreted in accordance with the laws of England, and the parties hereby submit to the exclusive jurisdiction of the English courts.

26.  MISCELLANEOUS

(a) Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth herein.

(b) This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, oral or written. Nothing herein contained shall be binding upon the parties until this Agreement has been executed by an officer of each party. This Agreement may not be changed, modified, amended or supplemented, except in writing signed by both parties.

(c) If any part of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of the balance of this Agreement, provided, however, that if any provision of this Agreement pertaining to the payment of monies to Licensor shall be declared invalid or unenforceable, Licensor shall have the right, at its option, to terminate the Term of this Agreement upon giving written notice to Licensee of its election to do so.

(d) In the event of any action suit, or proceeding hereunder, the prevailing party shall be entitled to recover its attorney' fees and the costs of said action, suit, or proceeding.